 Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Frank R. Erhartic, Jr.

434-239-4272

investorrelations@sitestar.com

Sitestar Comments on Moore's Attempt to Remove a Majority of the Members of the Sitestar Board of Directors

Advises Stockholders to Take No Action at This Time

Lynchburg, VA. — January 21, 2015 — Sitestar Corporation (OTCQB: SYTE) (“Sitestar” or the “Company”) today issued the following statement regarding the filing by the Moore Shareholder Group (“Moore”) of definitive proxy materials with the Securities and Exchange Commission (“SEC”) in order to solicit proxies to call a Special Meeting of Sitestar’s stockholders on February 12, 2015 in New Canaan, Connecticut. The purpose of the meeting is to elect nine nominees to the Sitestar Board to replace the majority of the current Board; Frank R. Erhartic, Jr., President and CEO of Sitestar; and Daniel Judd, CFO of Sitestar. Mr. Moore is the third member of the current Sitestar Board and would continue to be a member of the Sitestar Board under the Moore preliminary proxy materials. Sitestar urges all of its stockholders to refrain from taking any action, including returning any proxy card sent by Moore, until they have reviewed the recommendation of Sitestar’s Board of Directors that will be included in a proxy statement to be filed by the Company. Under federal securities laws Moore cannot solicit proxies from Sitestar stockholders until Moore provides stockholders with definitive proxy solicitation materials. The Sitestar Board intends to call for a special meeting of stockholders on March 12, 2015 to allow sufficient time for the December 31, 2014 fiscal year end financial statements to be completed and will pursue the course of action that the Board believes is in the best interests of the Company and all of its stockholders.

In response to the Moore proxy solicitation, Frank R. Erhartic, Jr., President and CEO of Sitestar, stated, "We are committed to the long-term interest of the Company and our shareholders and will oppose any group that seeks to derail our efforts that have turned this Company around. If you believe that you have been approached by this group for purchase of your shares or for a Proxy vote, please contact our office immediately.”

Akerman LLP and FitzGerald Yap Kreditor LLP are serving as legal counsel to the Company.

Safe Harbor for Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Sitestar’s control, including worldwide and local economic conditions and the specific risks associated with the very competitive ISP and real estate sectors. Sitestar expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Copies of Sitestar’s press releases and additional information about Sitestar are available on the company website.

About Sitestar

Sitestar is a real estate investment company and an Internet Service Provider (ISP). The real estate division typically acquires real estate at a deep discount from market price. These acquired properties are initially evaluated to determine if they will be held for lease or resale and for their condition of repair, location and refurbishing costs. Sitestar offers consumer and business-grade Web hosting as well as Internet access through dial-up, DSL and fiber.  The company provides services to customers throughout the U.S. and Canada. For more information regarding sitestar, go to: http://www.sitestar.com .